EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of iCoreConnect Inc. (the “Company”) on Forms S-8 (No. 333-276297 and 333-281620) of our report dated May 29, 2025 which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of  iCoreConnect Inc.  as of December 31, 2024 and for the year then ended, which report is included in this Annual Report on Form 10-K of iCoreConnect Inc. for the year ended December 31, 2024.

/s/ Marcum llp

Marcum llp

New York, NY

May 29, 2025